Exhibit 4.25

CERTAIN IDENTIFIED INFORMATION HAS BEEN OMITTED FROM THIS EXHIBIT BECAUSE IT IS NOT MATERIAL AND IS THE TYPE OF INFORMATION THAT VIVOPOWER PLC CUSTOMARILY AND ACTUALLY TREATS AS PRIVATE AND CONFIDENTIAL. OMISSIONS ARE DESIGNATED WITH [***]

CONVERTIBLE NOTE DEED

DATE:

PARTIES:

1.	TEMBO E-LV BV of [***] (“TEM”)

2.	THE SHAREHOLDERS listed in Schedule 1 (“Sellers”)

1.	STRATEGIC COLLABORATION & RELATIONSHIP

1.1 Purpose. The Parties hereby establish a global commercial relationship to integrate EnduroCo Pty Ltd’s ([***]) (“EnduroCo”) electric vehicle technology with Tembo. This will occur in the manner set out in this deed.

1.2 Engagement. The Shareholders shall procure that TEM is introduced to EnduroCo’s engineering team in order to facilitate discussions with respect to joint projects and develop initiatives regarding EnduroCo’s intellectual property for the duration of this Deed.

2.	CONVERTIBLE NOTE SUBSCRIPTION

2.1 Subscription. TEM agrees to subscribe for, and each Seller agrees to issue, an Unsecured Convertible Note (each a “Note” and together the “Notes”) from each Seller, each with a principal amount of $8,000,000 ($16,000,000 for both Notes) (“Principal Amount”).

2.2 Unsecured Status. Each Note constitutes an unsecured and unsubordinated debt obligation of each Seller, ranking pari passu with all other unsecured obligations of each Seller.

2.3 Interest. Each Note shall accrue simple interest at a rate of 5% per annum (the “Benchmark Rate”), capitalized annually.

2.4 Seller liability. Each Seller is severally liable to TEM and TEM acknowledges and agrees that each Seller is only liable to TEM in respect of the Principal Amount received by it from TEM plus any accrued interest on that amount.

2.5 Restriction on transfer. The Notes are not transferrable except with the prior consent of the Sellers, such consent not to be unreasonably withheld. The Sellers must not withhold consent if TEM guarantees the performance of the transferee’s obligations under this Deed.

3.	CONVERSION & CALL OPTION

3.1 Discretionary Conversion. At any time prior to [***] (Sunset Date), TEM may, in its absolute discretion, elect to convert the Notes into 41 ordinary shares (being the Initial Purchase Shares, as that term is defined in the Share Purchase Agreement between the Sellers and TEM (the “SPA”) attached as Exhibit A) in EnduroCo (the “Conversion Right”) in accordance and subject to the terms of the SPA. The Principal Amount and any capitalized interest under each Note is to be applied to the payment of the Initial Purchase Completion Amount (as that term is defined in the SPA). TEM can only convert both Notes and cannot convert only one of them. TEM cannot convert the Notes after [***].

3.2 The “Agreed Form” SPA. Upon exercise of the Conversion Right, the Parties shall immediately execute the SPA, with Initial Purchase Completion (as that term is defined in the SPA) to occur within 5 Business Days of execution. Once executed, the terms of the SPA will prevail over the terms of this Deed to the extent of any inconsistency. TEM will acquire 74.5% of the issued share capital in EnduroCo on Initial Purchase Completion.

3.3 No Mandatory Obligation. The Parties acknowledge that TEM is under no obligation to exercise the Conversion Right. Until such exercise, the relationship remains a debtor- creditor partnership.

3.4 Acknowledgement. TEM acknowledges and agrees that it will have no interest in the share capital of EnduroCo until TEM has exercised the Conversion Right and the SPA is entered into.

3.5 Sunset Date. If the Notes are not converted by the Sunset Date, each Seller must repay to TEM the Principal Amount and any capitalized interest less $750,000 per Note within 5 Business Days after the Sunset Date. The parties acknowledge and agree that the amount of $750,000 per Note ($1,500,000 for both Notes) will be deducted from the Principal Amount before it is repaid to TEM in the event that the SPA is not executed (unless the Sellers refuse to execute the SPA despite TEM exercising the Conversion Right) and will be for the benefit of the Sellers on account of costs and expenses incurred by the Sellers in connection with the proposed sale of EnduroCo to TEM.

4.	NEGATIVE COVENANTS

From the date of this Deed until the earlier of the parties entering into the SPA, the Sunset Date and TEM notifying the Sellers that it does not intend to exercise the Conversion Right, unless otherwise agree in writing, the Sellers must ensure that EnduroCo does not:

4.1 increase, reduce or otherwise alter its share capital or grant any options or other rights for the issue of shares or other securities or issue any securities convertible into share capital;

4.2 alter the provisions of the constitution of EnduroCo; or

4.3 declare or pay a dividend, make any other distribution of its profits or repay any shareholder’s loan or advance.

5.	AUSTRALIAN TAX ACKNOWLEDGMENT

5.1 Financing Arrangement. The Parties acknowledge that for Australian tax purposes, this Deed constitutes a Financing Arrangement. The funds advanced are a loan and do not constitute an “Option Premium” for the purposes of CGT Event D2.

5.2 GST. All amounts set out in this Deed are exclusive of GST (as that term is defined in A New Tax System (Goods and Services Tax) Act 1999 (Cth)). If a party makes a supply under this Deed in respect of which GST is payable, the consideration for the supply is increased by an amount equal to the GST exclusive consideration multiplied by the rate of GST prevailing at the time the supply is made.

5.3 Governing Law. This Deed shall be governed by, and construed in accordance with, the laws of New South Wales, Australia and each of the parties submits to the exclusive jurisdiction of the courts of New South Wales, Australia.

EXECUTED AS A DEED
Signed by [***]
for and on behalf of Tembo e-LV BV

Director
Name: [***]

in the presence of:

Witness
Name: [***]

Signed by [***] as trustee for [***]

[***]

in the presence of:

Witness Name: [***]

Executed by [***] ([***]) as trustee for [***] in accordance with section 127 of the Corporations Act 2001 (Cth)

[***] [***]

Director Director
[***] [***]

Schedule 1 The Sellers

Name	Address and Notice Details
[***] as trustee for [***]	Address: [***] E-mail address: [***]

[***] as trustee for [***]	Address: [***] [***] E-mail address: [***]

Exhibit A SPA

DATED

THE INVESTOR

and

THE SHAREHOLDERS

and

THE COMPANY

SHARE PURCHASE AGREEMENT

relating to ENDUROCO PTY. LTD.

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This Agreement is made on among:

(1)	The entity whose name and address are set out in Part 1 of Schedule 1 (the “Investor”);

(2)	The persons whose names and addresses are set out in Part 2 of Schedule 1 (together the “Shareholders” and each a “Shareholder”); and

(3)	ENDUROCO PTY. LTD. ([***]), a company incorporated under the laws of Australia whose registered office is [***] (the “Company”),

(collectively, the “Parties” and each, a “Party”).

Whereas:

(A)	The Company is a private company limited by shares. Further particulars of the Company are set out in Part 1 of Schedule 2.

(B)	As at the date of this Agreement, the Company has an issued and paid-up capital of $110 comprising 110 Ordinary Shares. Further details of the Company’s share capital are set out in Part 1 of Schedule 3.

(C)	The Investor has agreed to purchase the Purchase Shares on the terms and subject to the conditions of this Agreement. Immediately following the Initial Purchase Completion, the shareholding structure of the Company will be as set out in Part 2 of Schedule 3.

It is agreed as follows:

1.	Sale and Purchase of Purchase Shares

Subject to the provisions of Clauses 2.1 and 2.2, the Investor agrees to purchase the number of Purchase Shares from the Shareholders, and the Shareholders have agreed to sell the Purchase Shares, in the numbers and at the times specified in the table below, free from any Encumbrances, in consideration for the proportion of the Purchase Consideration specified in clause 2.2.

(1) Name of Shareholder	(2) Number of Purchase Shares purchased at the Initial Purchase Completion	(3) Number of Purchase Shares purchased at the Subsequent Selldown Completion	(4) Number of Purchase Shares purchased at the Final Selldown Completion
[***] [***] as trustee for [***] [***]	41 Ordinary Shares	7 Ordinary Shares	7 Ordinary Shares

(1) Name of Shareholder	(2) Number of Purchase Shares purchased at the Initial Purchase Completion	(3) Number of Purchase Shares purchased at the Subsequent Selldown Completion	(4) Number of Purchase Shares purchased at the Final Selldown Completion
[***] ([***]) as trustee for [***] [***]	41 Ordinary Shares	7 Ordinary Shares	7 Ordinary Shares

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2.	Completion

2.1	Completion of the sale and purchase of the:

2.1.1	Initial Purchase Shares shall take place on the date that is 5 Business Days after the date of this Agreement, or such other date agreed in writing by the parties;

2.1.2	Subsequent Selldown Shares shall take place on the later of [***], Initial Purchase Completion, or the date that is 10 Business Days following agreement or determination of the Subsequent Selldown Amount and Performance Based Payment #3; and

2.1.3	Final Selldown Shares shall take place on [***], or such later date as the date that is 10 Business Days following agreement or determination of the Final Selldown Amount.

2.2	The Investor shall purchase the:

2.2.1	Initial Purchase Shares for the Initial Purchase Completion Amount;

2.2.2	Subsequent Selldown Shares for the Subsequent Selldown Amount; and

2.2.3	Final Selldown Shares for the Final Selldown Amount.

2.3	At:

2.3.1	the Initial Purchase Completion Date:

(i)	the Investor shall pay the amount of one half of the Initial Purchase Amount to each Shareholder and ensure that the amount of one half of the Initial Purchase Amount is transferred by electronic funds transfer to each of the bank account nominated by [***] and the bank account nominated by

[***] and payment made in accordance with this Clause 2.3.1(i) shall constitute a good discharge for the Investor of its obligations under this Clause 2.3.1(i);

(ii)	the Investor shall pay the amount of one half of the Initial Working Capital Payment to each Shareholder and ensure that the amount of one half of the Initial Working Capital Payment is transferred by electronic funds transfer to each of the bank account nominated by [***] and the bank account nominated by [***];

(iii)	the Shareholders shall transfer the Initial Purchase Shares to the Investor;

(iv)	the Investor, the Shareholders and the Company shall enter into the Shareholders’ Agreement and deliver to the Company a number of original copies for the other parties thereto, duly executed by it;

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(v)	the Company and [***] shall enter into the Employment Agreement;

(vi)	the Company shall deliver to the Investor a copy of the written resolutions passed by the Board appointing the Tembo e-LV BV appointees in Schedule 7 as directors of the Company, subject to the Initial Purchase Completion occurring;

(vii)	the Company shall deliver to the Investor a copy of the APES225-compliant audited financial statements as of Fiscal Year Ended [***] and a copy of the unaudited interim financial statements for the period of [***] to [***];

2.3.2	the date that is 10 Business Days after the Adjustment Statement and the Adjustment Amount are finalised and agreed between the parties in accordance with Schedule 9, the Adjustment Amount must be paid in accordance with Schedule 9;

2.3.3	the later of [***] or Initial Purchase Completion, the Subsequent Working Capital Payment must be paid to the Shareholders in accordance with Schedule 8 and Schedule 9;

2.3.4	the Initial Purchase Completion Date, the Investor shall pay the amount of one half of the Performance Based Payment #2 Amount to each Shareholder and ensure that the amount of one half of the Performance Based Payment #2 Amount is transferred by electronic funds transfer to each of the bank account nominated by [***] and the bank account nominated by [***] and payment made in accordance with this Clause 2.3.4 shall constitute a good discharge for the Investor of its obligations under this Clause 2.3.4;

2.3.5	the Subsequent Selldown Completion Date:

(i)	the Investor Shall pay the amount of one half of the sum of the Subsequent Selldown Amount and the Performance Based Payment #3 Amount to each Shareholder and ensure that the amount of one half of the sum of the Subsequent Selldown Amount and the Performance Based Payment #3 Amount is transferred by electronic funds transfer to each of the bank account nominated by [***] and the bank account nominated by [***] and payment made in accordance with this Clause 2.3.5 shall constitute a good discharge for the Investor of its obligations under this Clause 2.3.5; and

(ii)	the Shareholders shall transfer the Subsequent Selldown Shares to the Investor;

2.3.6	the Final Selldown Completion Date:

(i)	the Investor Shall pay the amount of one half of the Final Selldown Amount to each Shareholder and ensure that the amount of one half of the Final Selldown Amount is transferred by electronic funds transfer to each of the bank account nominated by [***] and the bank account nominated by [***] and payment made in accordance with this Clause 2.3.6 shall constitute a good discharge for the Investor of its obligations under this Clause 2.3.6; and

(ii)	the Shareholders shall transfer the Final Selldown Shares to the Investor

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2.4	No later than two Business Days after each of the Initial Purchase Completion, the Subsequent Selldown Completion and the Final Selldown Completion:

2.4.1	the Company shall lodge the relevant return of allotment with ASIC to update the Company’s electronic register of members to reflect the Investor as the holder of the relevant number of Purchase Shares purchased at the relevant Completion;

2.4.2	subject to the Company’s electronic register of members being updated, the Company shall issue and deliver to the Investor a share certificate for the relevant number of Purchase Shares purchased at the relevant Completion;

2.5	The Investor shall not be obliged to perform any of its obligations under this Clause 2 unless the each Shareholder simultaneously performs its obligations under this Clause 2, and vice versa.

3.	Conditions Precedent

3.1	The Initial Purchase Completion is conditional on no Material Adverse Change having occurred or been disclosed by the Shareholders to the Investor prior to Initial Purchase Completion.

3.2	If any of the conditions outlined in Clause 3.1 have not been fulfilled or unconditionally or irrevocably waived in accordance by the Investor in each case by the Initial Purchase Completion Date, then any party may terminate this agreement by written notice to the other Parties on the following terms:

3.2.1	no liability shall attach to the terminating party solely in respect of such termination;

3.2.2	each Party’s further rights and obligations shall cease immediately on termination other than those terms intended to continue post termination. Termination shall not affect a party’s accrued rights and obligations at the date of termination.

4.	Purchase Consideration Entitlement

If the Employment Agreement is terminated by the Company without cause at any time prior to [***]:

4.1	notwithstanding any other provisions of this Agreement, the Shareholders become immediately entitled to the full payment of [***] plus an amount equal to the accrued capitalised interest under the Convertible Note Deed plus the payment for Net Working Capital under Schedule 8, less any amount already received by them (Unpaid Consideration) prior to the date that the termination of the Employment Agreement becomes effective (Termination Date); and

4.2	the Investor must pay the Unpaid Consideration to the Shareholders in full no later than five Business Days after the Termination Date.

5.	Security Interest

The parties acknowledge and agree that:

5.1	to secure that part of the Purchase Consideration that is payable after Completion, the Investor must advance a Security Interest on Completion on terms acceptable to the Shareholders acting reasonably;

5.2	the Investor must do all things reasonably required by the Shareholders to ensure the perfection and registration of the Security Interest, including signing any documents reasonably required by the Shareholders to uphold the Shareholders’ security, including any general or specific security agreement for the purposes identified in this Agreement; and

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5.3	the Investor must not do anything that would, or may reasonably be expected to, have the effect of undermining the Shareholders’ security under this Agreement.

6.	Conduct of the Business

During the period from the Initial Purchase Completion Date through the Final Selldown Completion Date, the Investor must ensure that the Company must, except with the prior consent of both Shareholders:

6.1	not do or omit to do anything that would materially adversely affect the Business;

6.2	use reasonable endeavours to promote and support the Business;

6.3	act in good faith towards the Shareholders’ interests in maximising the earnings of the Business;

6.4	not do any act or thing with a view to or having the effect of reducing the earnings of the Business; and

6.5	not:

6.5.1	materially change the nature or scale of the Business or the manner in which the Business and its affairs are conducted;

6.5.2	dispose of any material part of its Business or assets;

6.5.3	enter into any agreement, arrangement or understanding with a party other than on normal commercial terms;

6.5.4	pay or incur any management or similar charges to a related entity of the Investor;

6.5.5	make any loan to any related entity of the Investor;

6.5.6	do anything that causes earnings which should properly have arisen or been included to be deferred or excluded from the revenue or the Company; and

6.5.7	ensure no resolution is passed to wind up the Company or cause it to stop carrying on any part of the Business, except in circumstances in which the Company is insolvent or the directors of the Company have received advice to the effect that it is their duty to cause the Company to be wound up having regard to its financial position.

7.	Investor Warranties

7.1	Subject to this clause 7, the Investor represents and warrants to the Shareholders that each Investor Warranty:

7.1.1	is true and accurate in all material respects and not misleading in any material respect at the date of this agreement; and

7.1.2	will be true and accurate in all material respects and not misleading in any material respect at each of the Initial Purchase Completion Date, the Subsequent Selldown Completion Date and the Final Selldown Completion Date,

unless an Investor Warranty is expressed as being given as at a different time or date, in which case the Investor represents and warrants to the Shareholders that such Investor Warranty is true and accurate in all material respects and not misleading in any material respect at the time or date at which such Investor Warranty is expressed as being given.

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7.2	The Investor acknowledges that the Shareholders have entered into this Agreement in reliance on the Investor Warranties.

7.3	Each of the Investor Warranties is separate and independent and, except as expressly provided to the contrary in this Agreement, is not limited by reference to any other Investor Warranty.

7.4	Except to the extent that the Investor’s liability is expressly limited by this Agreement, the Investor indemnifies the Shareholders and will keep the Shareholders indemnified against any Loss which a Shareholder suffers or incurs in respect of any Investor Warranty being untrue or incorrect in any respect or any breach of any of the Investor Warranties.

8.	Shareholder Warranties and Indemnities

8.1	The Warrantors severally warrant to the Investor that each and every Warranty set out in Schedule 4 is true, accurate and not misleading at the date of this Agreement.

8.2	Each Warranty is to be construed independently and (except where this Agreement provides otherwise) is not limited by any provision of this Agreement or another Warranty.

8.3	The rights and remedies of the Investor in respect of any breach of any Warranty shall not be affected by Completion or any investigation made by or on behalf of any Investor into the affairs of the Company except a specific and duly authorised written waiver or release.

8.4	Without limitation to the rights of the Investor under this Agreement, in the case of a Claim against the Company by the Investor, the Company undertakes not to make any counterclaim or claim for a right of contribution or indemnity against the other Warrantors and, in the case of a Claim against any or all of the other Warrantors, each of the other Warrantors undertakes not to make any counterclaim or claim for a right of contribution or indemnity against the Company or any other Warrantor.

8.5	Any Warranty qualified by the Warrantors’ awareness, the expression “so far as the Warrantors are aware” or any similar expression shall, unless otherwise stated, be deemed to refer to the actual knowledge of the Warrantors and such knowledge which the Warrantors would have had if they had made reasonable enquiry of all relevant persons.

8.6	Each Shareholder undertakes not to make any claim against the Company or its respective directors, officers, employees or agents which he may have in respect of a misrepresentation,

inaccuracy or omission in or from information or advice provided by such person(s) prior to the Initial Purchase Completion for the purpose of assisting such Shareholder to make any representation and give any Warranty. The Shareholders hereby irrevocably waive any and all claims against the Company and its respective directors, officers, employees and agents in respect of any information or advice so provided prior to the Initial Purchase Completion.

8.7	Subject to clause 9, the Warrantors hereby covenant with the Investor to severally indemnify and save harmless the Investor from and against any and all Losses which the Investor may at any time and from time to time sustain, incur or suffer as a result of or arising out of any breach of any Warranty.

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8.8	The Shareholders shall be severally liable for any and all outstanding tax liabilities of the Company which arose in the period prior to [***], provided that the parties acknowledge and agree that:

8.8.1	the Company (and not the Shareholders) will pay the amount of [***] which is what the Company believes is the outstanding tax liabilities of the Company for the financial year ending [***] (and any estimated BAS up to Completion), in accordance with Schedule 9. If this amount is not correct and more tax is payable then the Shareholders will be liable for that amount in accordance with Schedule 9; and

8.8.2	the Shareholders will not be liable for any part of the Purchase Consideration adjusted for tax, as provided for in “Debt Amount” in Schedule 9. The Shareholders shall severally indemnify the Investor for any liabilities associated with outstanding tax liabilities relating to the period prior to [***] on a full indemnity basis, including specifically with regard to any and all tax liabilities relevant to VAT, EWT and any and all tax liabilities of the Company assessed by any Taxing Authority.

8.9	The Company, and not the Shareholders, will be liable for any and all tax liabilities of the Company which arose after [***].

9.	Limitations on Warranty Claims

9.1	The Warrantors shall not be liable in respect of any Claim unless written notice of such Claim (with reasonable details) shall have been given to the Warrantors within:

9.1.1	in the case of a Claim in relation to the Title Warranties, 5 years following the Initial Purchase Completion Date;

9.1.2	in the case of a Claim in relation to the Tax Warranties, 5 years following the Initial Purchase Completion Date;

9.1.3	in the case of any other Claim, two years following the Initial Purchase Completion Date, but failure to give reasonable details of any Claim shall not prevent the Investor from proceeding with such Claim otherwise made in accordance with this Agreement.

9.2	The maximum aggregate liability of the Warrantors in respect of any and all Claims by the Investor shall be limited to:

9.2.1	in respect of a breach by a Shareholder of a Title Warranty, 100% of that Shareholder’s proportion of the Purchase Consideration received by it;

9.2.2	provided that at all times, the maximum aggregate liability for any and all Claims (other than for breach of a Title Warranty or in accordance with Clause 9.5 below)

for each Shareholder is an amount equivalent to $2,000,000.

9.3	No Warrantor shall be liable for any Claim unless:

9.3.1	the amount of the individual Claim exceeds $25,000; and

9.3.2	the aggregate amount of all Claims exceeds [***], provided that once the basket threshold is exceeded, the Warrantors shall be liable for the full amount of all Claims.

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9.4	The Warrantors shall not be liable in respect of any breach of any Warranty:

9.4.1	if such breach occurs by reason of any matter which would not have arisen but for the passing of, or any change in, after the date of this Agreement, any law not actually or prospectively in effect at the date of this Agreement or by reason of any change to any Taxing Authority’s Taxing practice occurring after the date of this Agreement;

9.4.2	to the extent that proper allowance, provision or reserve has been made in the Financial Statements for the matter giving rise to the Claim;

9.4.3	to the extent that such breach arises as a result of any change in the accounting policy, bases or practice of the Company introduced or having effect after the date of this Agreement (unless such changes are required to correct errors; or

9.4.4	to the extent that the Claim relates to any matter, fact or circumstance fairly disclosed in a disclosure letter delivered by the Shareholders to the Investor including the disclosure letter issued on [***], and any subsequent disclosure letter issued by the Shareholders to the Investor provided such subsequent disclosure letter only sets out issues that have arisen, or become known to the Warrantors, since [***].

9.5	Nothing in this Agreement shall have the effect of limiting or restricting any liability of the Warrantors in respect of a Claim under clause 8.8 or arising as a result of any fraud, dishonesty, wilful concealment or wilful misrepresentation by or on behalf of a Warrantor.

10.	Restraint

10.1	Subject to this clause 10, for the sole purpose of protecting the Investor’s interest in the goodwill of the Company, each Shareholder undertakes to the Investor that it will not directly or indirectly:

10.1.1	be Engaged In any Competing Activity; or

10.1.2	entice (or attempt to entice) away from the Company;

(i)	any existing customer or any person who was at any time during the thirty six-month period ending on the Initial Purchase Completion Date, a customer of the Company;

(ii)	any material supplier to the Company or an officer, employee or contractor of a material supplier to the Company; or

(iii)	any officer, employee or contractor of the Company;

10.1.3	interfere with the relationship between the Company and its customers, suppliers, employees or suppliers; or

10.1.4	counsel, procure or otherwise assist any person to do any of the acts referred to in this clause.

10.2	The covenants in clause 10.1 are subject to Initial Purchase Completion taking place and only apply for each of the specified periods referred to in clause 10.3 in each of the specified areas referred to in clause 10.4.

10.3	For the purposes of clause 10.2, the specified periods are:

10.3.1	three years after the Final Selldown Completion Date;

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10.3.2	two years after the Final Selldown Completion Date;

10.3.3	one year after the Final Selldown Completion Date.

10.4	For the purposes of clause 10.2, the specified areas are:

10.4.1	Australia;

10.4.2	Victoria.

10.5	The prohibitions and restrictions set out in clause 10.1 will not restrict any Shareholder from:

10.5.1	holding or acquiring (either directly or indirectly) in aggregate not more than 5% of the issued ordinary shares or units in the capital of any body corporate or a unit trust listed on a recognised stock exchange; or

10.5.2	performing a contract of employment, office or engagement with, or any tasks and functions assigned to them by the Company.

11.	Confidentiality

11.1	Each Party undertakes to keep confidential and at all times not disclose publicly or to any third party without the prior written consent of the other Parties the existence and subject matter of this Agreement, the Shareholders’ Agreement and all other agreements entered into pursuant to this Agreement, the substance of any negotiations between the Parties relating to this Agreement (and any such other agreements) and any other information received or obtained as a resulting of entering into this Agreement (and any such other agreements), unless and to the extent that:

11.1.1	the disclosure is required by law, any governmental or regulatory body or any recognised stock exchange on which the shares of any Party are listed;

11.1.2	the disclosure is required for the purpose of any judicial proceedings arising out of this Agreement or any other agreement entered into pursuant to this Agreement;

11.1.3	the disclosure is made to the professional advisers, consultants, related corporations or affiliates of any Party (collectively, the “Representatives”) for the purpose of this Agreement or for a purpose connected or related to the operation of this Agreement, on terms that each Representative receiving the information agrees to comply with the provisions of this Clause 11.1 in respect of such information as if it were a party to this Agreement;

11.1.4	the information is or becomes publicly available (other than by breach of this Agreement);

11.1.5	the Party whose information is to be disclosed has given prior written approval to the disclosure; or

11.1.6	the information is independently developed by the recipient or is lawfully in its possession prior to the disclosure to it of the information,

provided that prior to disclosure of any information pursuant to Clause 11.1.1, the Party concerned shall, to the extent permitted by law, promptly notify the other Party or Parties (as the case may be) of such requirement.

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11.2	The obligations contained in this Clause 11 shall endure, even after the termination of this Agreement, without limit in point of time except and until any confidential information enters the public domain as set out above.

12.	Variation

No variation of this Agreement shall be effective unless in writing and signed by or on behalf of each Party.

13.	Assignment

13.1.1	Subject to clause 13.1.2, all rights and obligations hereunder are personal to the Parties however a Party may assign or transfer all or part of its rights or obligations under this Agreement, provided that the consent of the other Parties has been obtained and a deed of assignment is entered into.

13.1.2	In the case of an assignment by the Investor, the Shareholders cannot unreasonably withhold consent and in any event must not withhold consent if the Investor guarantees the performance of the assignee’s obligations under the deed of assignment.

14.	Indulgence, Waiver, etc.

No failure on the part of any Party to exercise and no delay on the part of any Party in exercising any right hereunder will operate as a release or waiver thereof, nor will any single or partial exercise of any right under this Agreement preclude any other or further exercise of it.

15.	Costs

The Company, the Shareholders and the Investor shall bear their own costs and disbursements incurred in the negotiations leading up to and in the preparation of this Agreement and of matters incidental to this Agreement.

16.	Whole Agreement

16.1	This Agreement contains the whole agreement between the Parties relating to the subject matter of this Agreement at the date of this Agreement to the exclusion of any terms implied by law which may be excluded by contract and supersedes any previous written or oral agreement between the Parties in relation to the matters dealt with in this Agreement.

16.2	So far as is permitted by law and except in the case of fraud, each Party agrees and acknowledges that its only right and remedy in relation to any representation, warranty or undertaking made or given in connection with this Agreement shall be for breach of the terms of this Agreement to the exclusion of all other rights and remedies (including those in tort or arising under statute).

17.	Notices

17.1	Any notice, communication and/or information to be given in connection with this Agreement (each, a “Notice”):

17.1.1	must be in writing in English;

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17.1.2	must be addressed to the Party to whom it is to be given (“Addressee”) at the address or e-mail address set out below or to any other address or e-mail address as notified by the Addressee for the purposes of this Clause:

(i)	if to the Company, at its registered address;

(ii)	if to the Investor, at the address or e-mail address set out against its name in Part 1 of Schedule 1; or

(iii)	if to any Shareholder, at the address or e-mail address set out against his name in Part 2 of Schedule 1;

17.1.3	must be either:

(i)	delivered by hand or sent by pre-paid registered post (by registered airmail in the case of international service) to the Addressee; or

(ii)	sent by e-mail to the Addressee’s e-mail address; and

17.1.4	is deemed to be received by the Addressee in accordance with Clause 17.2.

17.2	A Notice sent according to Clause 17.1 shall be deemed to have been received:

17.2.1	if delivered by hand, at the time of delivery;

17.2.2	if sent by pre-paid registered post, on the second Business Day after the date of posting (or if sent by registered airmail, on the sixth Business Day after the date of posting); or

17.2.3	if sent by e-mail, when the sender receives an automated message confirming delivery,

except that if a Notice is received on a day which is not a Business Day or is after 5.30 p.m. (Addressee’s time) on a Business Day, it shall be deemed to have been received at 9:30 a.m. (Addressee’s time) on the following Business Day.

18.	General

18.1	Remedies: No remedy conferred by any of the provisions of this Agreement is intended to be exclusive of any other remedy which is otherwise available at law, in equity, by statute or otherwise, and each and every other remedy shall be cumulative and shall be in addition to every other remedy given hereunder or now or hereafter existing at law, in equity, by statute or otherwise. The election of any one or more of such remedies by any of the Parties shall not constitute a waiver by such Party of the right to pursue any other available remedies.

18.2	Severance: If any provision of this Agreement or part thereof is rendered void, illegal or unenforceable by any legislation to which it is subject, it shall be rendered void, illegal or unenforceable to that extent and it shall in no way affect or prejudice the enforceability of the remainder of such provision or the other provisions of this Agreement.

18.3	Counterparts: This Agreement may be signed in any number of counterparts and by the Parties on separate counterparts, each of which, when so executed, shall be an original, but all counterparts shall together constitute one and the same document. Signatures may be exchanged by e-mail, with original signatures to follow. Each Party agrees to be bound by its own electronic signature and that it accepts the electronic signature of the other Parties.

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18.4	Governing Law: This Agreement shall be governed by, and construed in accordance with, the laws of New South Wales, Australia and each of the parties submits to the exclusive jurisdiction of the courts of New South Wales, Australia.

18.5	Going Concern: The parties acknowledge and agree that the transactions provided for in this Agreement represent the sale of a going concern.

19.	Interpretation

In this Agreement, unless the context otherwise requires:

19.1	Definitions

“Act” means the Corporations Act 2001 (Cth);

“Addressee” shall have the meaning ascribed to it in Clause 17.1.2;

“Adjustment Amount” means the amount determined in accordance with the adjustment statement set out in Item 3 of Schedule 9;

“ASIC” means the Australian Securities and Investments Commission;

“ATO” means the Australian Taxation Office;

“Australian Dollar(s)” and the sign “ $” mean the lawful currency of Australia;

“Board” means the board of directors for the time being of the Company;

“Business” means the business operated and carried on by the Company at the date of this Agreement;

“Business Day” means a day on which banks are open for business in New South Wales, Australia (excluding Saturdays, Sundays or public holidays);

“Claim(s)” means any claim(s) by the Investor against the Shareholders in relation to a breach of any Warranty (including in relation to a claim for indemnity for breach of warranty made under clause 8.7);

“Competing Activity” means any business, trade or undertaking which is the same or substantially the same as any activity undertaken by the Company as at the Initial Purchase Completion Date;

“Completion” means completion by the Parties of their respective obligations in accordance with Clauses 2.1 and 2.2;

“Computer Data” means the computer-readable information or data owned or used by the Company and stored in electronic form;

“Computer Hardware” means the computer hardware, firmware, equipment and ancillary equipment (other than the Computer Software and Computer Data) owned or used by the Company and all related manuals and documentation;

“Computer Software” means the computer programs owned or used by the Company and all related manuals and documentation;

“Computer System” means the Computer Hardware, Computer Data and Computer Software;

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“Consequential Loss” means indirect Loss which is loss of opportunity, loss of goodwill, loss of business reputation, loss of future reputation or adverse publicity, damage to credit rating, or remote loss;

“Convertible Note Deed” means the Convertible Note Deed between [***] as trustee for [***], [***] ([***]) as trustee for [***] and Tembo e-LV BV dated on or around [***].

“Data Protection Legislation” means all laws and regulations relating to the collection, storage, transfer, disclosure, use or processing of Personal Data or personally identifiable information in any jurisdiction in which the Company operates, including the PDPA;

“Data Room” means the electronic data room hosted by [***] in relation to the Company;

“Employment Agreement” means an employment agreement between the Company and [***] on the same terms as apply to [***] employment with the Company immediately prior to Initial Purchase Completion;

“Encumbrance” means any mortgage, charge, security interest, lien, pledge, assignment by way of security, equity, claim, right of pre-emption, option, covenant, restriction, reservation, lease, trust, order, decree, judgment, title defect (including retention of title claim), conflicting claim of ownership or any other encumbrance of any nature whatsoever (whether or not perfected other than liens arising by operation of law);

“Engaged In” means involvement as a principal, agent, partner, employee, contractor, consultant, shareholder, unitholder, director, trustee, beneficiary, manager or financier;

“Final Selldown Amount” means the amount of the component of the Purchase Consideration identified as the Final Selldown in the table in Schedule 8.

“Final Selldown Completion” means the completion of the sale and purchase of the Final Selldown Shares pursuant to clause 2.1.3;

“Final Selldown Completion Date” means the date specified in clause 2.1.3;

“Final Selldown Shares” means the number of Shares specified in column 4 of the table set out in clause 1;

“Financial Statements” means financial statements of the Company for the period ended on the Financial Statements Date;

“Financial Statements Date” means [***];

“GST” means goods and services tax charged under the Goods and Services Tax Act of Australia;

“Goods and Services Tax Act” means A New Tax System (Goods and Services Tax) Act 1999 (Cth) as amended;

“Initial Purchase Completion” means the completion of the sale and purchase of the Initial Purchase Shares pursuant to clause 2.1.1;

“Initial Purchase Completion Amount” means the sum of the Initial Purchase Amount, the Performance Based Payment #2 Amount and the Performance Based Payment #3 Amount, plus any accrued capitalised interest under the Convertible Note Deed;

“Initial Purchase Completion Date” means the date specified in clause 2.1.1;

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“Initial Purchase Amount” means the sum of the components of the Purchase Consideration identified as the Upfront Fee and the Performance Based Payment #1 in the table in Schedule 8;

“Initial Purchase Shares” means the number of Shares specified in column 2 of the table set out in clause 1;

“Insolvency Event” means, in relation to a person, to the extent applicable in the circumcentres:

(i)	a receiver, receiver and manager, liquidator, provisional liquidator, administrator or controller is appointed to the person or all of its assets;

(ii)	the entry by the person into a composition or arrangement with its creditors generally, or any class of its creditors, in each case other than to carry out a reconstruction or amalgamation while solvent;

(iii)	the making of an application or order for the winding up or deregistration of the person, or a resolution is passed to effect any of these matters (other than for the purposes of a solvent reorganisation);

(iv)	an administration order has been made by a court, or an application has been made to a court for such an order, and the application is not withdrawn, struck out or dismissed within 15 Business Days of it being made;

(v)	the person is unable to pay its debts as and when they fall due within the meaning of the Act or is otherwise presumed to be insolvent under the Act or any other applicable law or regulation;

(vi)	the person is deregistered or otherwise dissolved;

(vii)	a deed of company arrangement is in force or has been proposed under Part 5.3A of the Act in respect of the person;

(viii)	a restructuring plan is in force or has been proposed under Part 5.3B of the Act in respect of the person;

(ix)	the person is or takes any steps with a view to becoming, subject to any arrangement, assignment, moratorium or composition, protected from creditors under any statute, liquidated, dissolved or otherwise has its assets and affairs wound up or distributed in a state of insolvency or financial distress;

(x)	the person is taken to have failed to comply with a statutory demand under the applicable provisions of the Act;

(xi)	the person commences or has commenced against it, by any regulator, supervisor or similar official or body with insolvency, rehabilitation or regulatory jurisdiction or oversight in its jurisdiction of incorporation, domicile or operation, any proceeding or action of whatever nature seeking insolvency, protection from creditors, rehabilitation, bail in or bail out, or any similar process or arrangement under any laws or regulations that affect creditors’ rights, and the proceeding or action is not withdrawn, struck out or dismissed within 15 Business Days of it being made;

(xii)	an application is made to a court for an order that the person be declared bankrupt, and the application is not withdrawn, struck out or dismissed within 15 Business Days after it is made;

(xiii)	a writ of execution is levied against the person or a material part of the person’s property, which is not dismissed within 15 Business Days after the writ is levied; or

(xiv)	anything analogous to the above occurs in relation to the person under the laws of a foreign jurisdiction;

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“Intellectual Property” means all intellectual property rights, whether registered or not, including pending applications for registration of such rights and the right to apply for registration or extension of such rights including patents, petty patents, utility models, design patents, designs, copyright (including moral rights and neighbouring rights), database rights, rights in integrated circuits and other sui generis rights, trade marks, trading names, company names, service marks, logos, the get-up of products and packaging, geographical indications and appellations and other signs used in trade, internet domain names, social media user names, rights in know-how and any rights of the same or similar effect or nature as any of the foregoing anywhere in the world;

“Investor Warranties” means the warranties given by the Investor set out in Schedule 5;

“Losses” means all losses, liabilities, costs (including legal costs and experts’ and consultants’ fees), charges, expenses, actions, proceedings, claims and demands, and in all circumstances excluding Consequential Loss;

“Material Adverse Change” means any change, effect, event or series of events, occurrence, state of facts or development in respect of the Company that could (whether individually or when aggregated with other such events) reasonably be expected to be materially adverse to the business, assets and liabilities, financial condition or trading position, performance, operations, profitability or prospects of the Company, including a change, effect, event or series of events, occurrence, state of facts or development in respect of the Company which (whether individually or when aggregated with all other such events):

(i)	diminishes, or is reasonably likely to diminish (whether now or in the future), the net assets of the Company by an amount equal to 15% or more of the Purchase Consideration; or

(ii)	diminishes, or is reasonably likely to diminish (whether now or in the future), the annualised earnings before interest, tax, depreciation and amortisation of the Company by an amount equal to 15% or more of the Purchase Consideration, but excludes any change, effect occurrence, state of facts or development:

(iii)	to the extent expressly contemplated in this agreement;

(iv)	resulting from any change after the date of this agreement which generally affects the industry in which the Business operates;

(v)	resulting from a change in applicable law after the date of this agreement;

(vi)	resulting from a change in accounting standards as they apply in Australia; or

(vii)	resulting from general changes after the date of this agreement in relation to economic, political, financial or other market conditions (global, transnational or national, as applicable), currency exchange rates, commodity prices, acts of war, natural disasters or public health orders;

“Notice” shall have the meaning ascribed to it in Clause 17.1;

“Ordinary Shares” means ordinary shares in the capital of the Company;

“Performance Based Payment #2 Amount” means the amount of the component of the Purchase Consideration identified as the Performance Based Payment #2 in the table in Schedule 8;

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“Performance Based Payment #3 Amount” means the amount of the component of the Purchase Consideration identified as the Performance Based Payment #3 in the table in Schedule 8;

“Personal Data” means all data which is defined to be “personal data” under the PDPA and all data which is protected as “personal data” or an equivalent, under any applicable Data Protection Legislation;

“Properties” means the properties described in Schedule 6;

“Purchase Consideration” means the sum of the Initial Purchase Amount, the Performance Based Payment #2 Amount, Performance Based Payment #3 Amount, the Subsequent Selldown Amount, the Final Selldown Amount and the payment for Net Working Capital under Schedule 8, as adjusted by the Adjustment Amount payable under clause 2.3.2;

“Purchase Shares” means the Ordinary Shares to be purchased by the Investor pursuant to Clause 1 to this Agreement;

“Representatives” shall have the meaning ascribed to it in Clause 11.1.3;

“Security Interest” has the meaning given in the Personal Property Securities Act 2009 (Cth);

“Shareholders’ Agreement” means the shareholders’ agreement in relation to the Company to be entered into on even date with this Agreement among the Investor, the Shareholders and the Company;

“Shares” means issued shares in the capital of the Company, including the Ordinary Shares;

“Subsequent Selldown Amount” means the amount of the component of the Purchase Consideration identified as the Subsequent Selldown in the table in Schedule 8;

“Subsequent Selldown Completion” means the completion of the sale and purchase of the Initial Purchase Shares pursuant to clause 2.1.2;

“Subsequent Selldown Completion Date” means the date specified in clause 2.1.2;

“Subsequent Selldown Shares” means the number of Shares specified in column 3 of the table set out in clause 1;

“Tax” means all forms of taxation, duties, rates, levies, contributions, withholdings, deductions, liabilities to account, charges and imposts whether imposed in Australia or elsewhere in the world;

“Tax Warranty” means a warranty in paragraph 8 of Schedule 4;

“Taxing Authority” means any governmental, state, federal, provincial, local governmental or municipal authority, body or official whether of Australia or elsewhere in the world, which is competent to impose or collect Tax;

“Title Warranty” means a warranty in paragraph 1 of Schedule 4;

“Treasury Shares” means shares in the capital of the Company held by the Company as treasury shares;

“Warranties” means the warranty statements given by the Warrantors pursuant to Clause 4 and set out in Schedule 4 and “Warranty” means any one of them; and

“Warrantors” means each of the Shareholders.

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19.2	Affiliate: The word “affiliate” means, with respect to any specified person, any other person who, directly or indirectly, controls, is controlled by, or is under common control with such person, including without limitation any general partner, managing member, officer, director or trustee of such person, or any venture capital fund or investment company now or hereafter existing that is controlled by one or more general partners, managing members or investment adviser of, or shares the same management company or investment adviser with, such person.

19.3	Control: The word “control” (including its correlative meanings, “controlled by”, “controls” and “under common control with”) shall mean, with respect to a corporation, the right to exercise, directly or indirectly, more than 50 per cent. of the voting rights attributable to the shares of the controlled corporation and, with respect to any person other than a corporation, the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of such person.

19.4	Clauses, Schedules, etc.: References to this Agreement include any Recitals and Schedules to it and references to Clauses and Schedules are to the clauses of, and schedules to, this Agreement. References to paragraphs and Parts are to paragraphs and parts of the Schedules. The Schedules form part of this Agreement and have the same force and effect as if expressly set out in the body of this Agreement.

19.5	References to Subsidiaries, Holding Companies and Related Corporations: The words “subsidiary”, “holding company” and “related corporation” shall have the same meanings in this Agreement as their respective definitions in the Act.

19.6	Headings: The headings used in this Agreement are for convenience only and shall not affect the interpretation of this Agreement.

19.7	Including: Unless a contrary indication appears, a reference in this Agreement to “including” shall not be construed restrictively but shall mean “including without prejudice to the generality of the foregoing” and “including, but without limitation”.

19.8	Subsidiary Legislation: References to a statute or statutory provision include any subsidiary or subordinate legislation made from time to time under that statute or statutory provision.

19.9	Modification etc. of Statutes: References to a statute or statutory provision include that statute or statutory provision as from time to time modified, re-enacted or consolidated (whether before or after the date hereof), so far as such modification, re-enactment or consolidation applies or is capable of applying to any transaction entered into prior to the Initial Purchase Completion and (so far as liability thereunder may exist or can arise) shall also include any past statute or statutory provision (as from time to time modified, re-enacted or consolidated) which such statute or provision has directly or indirectly replaced.

19.10	Others

19.10.1	References to “this Agreement” includes all amendments, additions, and variations thereto agreed between the Parties.

19.10.2	References to “day”, “month” or “year” is a reference to a day, month or year respectively in the Gregorian calendar.

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19.10.3	References to a person include any company, limited liability partnership, partnership, business trust or unincorporated association (whether or not having separate legal personality).

19.10.4	Except where the context specifically requires otherwise, reference to a party or parties is to a Party or Parties.

19.10.5	Any reference to a document being “in the agreed form” is to a document in a form agreed between the Company and the Investor and initialled or otherwise identified by, or on behalf of, each of them as such, with such alterations as may be agreed in writing between the Company and the Investor.

19.10.6	References to those of the Parties that are individuals include their respective legal personal representatives.

19.10.7	References to “writing” or “written” include any non-transitory form of visible reproduction of words.

19.10.8	Reference to “issued Shares” of any class or Shares of any class “in issue” shall exclude any Shares of that class held as Treasury Shares from time to time, unless stated otherwise.

19.10.9	Reference to the “holders” of a class of Shares shall exclude the Company holding Shares of that class as Treasury Shares from time to time, unless stated otherwise.

19.10.10	References to one gender include all genders and references to the singular include the plural and vice versa.

19.10.11	The expression “electronic register of members” refers to the electronic register of members of the Company kept and maintained by ASIC.

19.10.12	References to “fully-diluted” means on the basis of the total number of outstanding Ordinary Shares assuming all convertible securities (including preference shares) are converted or exchanged and all rights, options or warrants to subscribe for or acquire shares are exercised and including all Ordinary Shares reserved or authorised for future issuance or grant under any equity incentive, share option or similar plan of the Company.

19.10.13	Any thing or obligation to be done under this Agreement which is required or falls to be done on a stipulated day, shall be done on the next succeeding Business Day, if the day upon which that thing or obligation is required or falls to be done falls on a day which is not a Business Day.

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Schedule 1

Particulars of the Investor and the Shareholders

Part 1

The Investor

Name	Address and Notice Details
Tembo e-LV BV	Address: [***] E-mail address: [***]

Part 2

The Shareholders

Name	Address and Notice Details
[***] in his personal capacity and as trustee for [***]	Address: [***] E-mail address: [***]

[***] in its personal capacity and as trustee for [***]	Address: [***] 1 [***] E-mail address: [***]

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Schedule 2 Particulars of the Company

Particulars of the Company immediately prior to the Initial Purchase Completion

ACN: [***]

Registered office: [***]

Date and place of incorporation: [***], Victoria

Directors: [***] and [***]

Secretary: [***]

Financial year end: [***]

Issued share capital 110 fully paid ordinary shares (including Treasury Shares):

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Schedule 3 Capitalisation

Part 1

Fully-diluted Capitalisation immediately prior to the Initial Purchase Completion

Shareholder Name	Type of Shares	Number of Shares	% Ownership
[***] as trustee for [***]	Ordinary	55	50.0%
[***] ([***]) as trustee for [***]	Ordinary	55	50.0%

Part 2

Fully-diluted Capitalisation immediately following the Initial Purchase Completion

Shareholder Name	Type of Shares	Number of Shares	% Ownership
[***] as trustee for [***]	Ordinary	14	12.5%
[***] ([***]) as trustee for [***]	Ordinary	14	12.5%
Tembo e-LV BV	Ordinary	82	75.0%

Part 3

Fully-diluted Capitalisation immediately following Subsequent Selldown Completion

Shareholder Name	Type of Shares	Number of Shares	% Ownership
[***] as trustee for [***]	Ordinary	7	6.25%
[***] ([***]) as trustee for [***]	Ordinary	7	6.25%
Tembo e-LV BV	Ordinary	96	87.5%

Part 4

Fully-diluted Capitalisation immediately following Final Selldown Completion

Shareholder Name	Type of Shares	Number of Shares	% Ownership
[***] as trustee for [***]	Ordinary	0	0.0%
[***] ([***]) as trustee for [***]	Ordinary	0	0.0%
Tembo e-LV BV	Ordinary	110	100.0%

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Schedule 4 Warranties

1.	Title

1.1	Part 1 of Schedule 3 sets out a true, complete, accurate and not misleading list of, as at immediately prior to the Initial Purchase Completion, all holders of Shares or options or other rights convertible into or exchangeable for shares of the Company, together with the number of Shares or rights held by each of them.

1.2	Part 2 of Schedule 3 sets out a true, complete, accurate and not misleading list of, as at immediately after the transfer of the Purchase Shares immediately following the Initial Purchase Completion, all holders of Shares or options or other rights convertible into or exchangeable for shares of the Company, together with the number of Shares or rights held by each of them.

1.3	The Purchase Shares, when transferred at Initial Purchase Completion, will comprise approximately 74.5 per cent. of the Company’s allotted and issued share capital on a fully diluted and as-converted basis, will be duly authorised and fully paid free of any Encumbrances.

1.4	The Company is duly incorporated and validly existing under the laws of Australia and has been in continuous existence since its incorporation, registration or organisation.

1.5	Each Warrantor has full right and authority to enter into and perform its obligations under this Agreement on the terms and conditions hereunder and this Agreement represents its legal, valid and binding obligations enforceable in accordance with its terms.

2.	Share Capital

2.1	There is no Encumbrance, and there is no agreement, arrangement or obligation to create or give any Encumbrance, in relation to any of the Purchase Shares or shares or equity interests in the capital of the Company.

2.2	Other than this Agreement, there is no agreement, arrangement or obligation requiring the issue, redemption or repurchase of, or the grant to a person of the right (conditional or not) to require the issue, redemption or repurchase of, the Shares or any shares or equity interests in the capital of the Company (including, without limitation, any right of pre-emption or options or other rights convertible into or exchangeable or exercisable for any shares or equity interests in the capital of the Company).

2.3	Other than as set out in Part 2 of Schedule 2, the Company has not ever had any subsidiary and has not at any time been the holding company of any company or a member of or the beneficial owner of any shares, securities or other interest in any company or other person.

3.	Capacity and Authority

3.1	The execution and delivery by the Warrantors of this Agreement and the documents referred to herein, and compliance with their respective terms, shall not breach or constitute a default under the Company’s constitution, or any other agreement or instrument to which any Warrantor is a party or by which any Warrantor is bound, and shall not constitute a breach under any order, judgment, decree or other restriction applicable to any Warrantor.

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4.	Information

4.1	All information provided by the Shareholders to the Investor as at the date of this Agreement contained or referred to in the Data Room, the Recitals and Schedule 2, Schedule 3 and Schedule 6, is true, complete and accurate and not misleading.

4.2	All information which has been provided by or on behalf of the Company or its authorised representatives to the Investor, and their respective advisers or agents in the Data Room, in the course of the due diligence conducted by the Investor and the negotiations leading to this Agreement is true, complete, accurate and not misleading.

4.3	All information about the Purchase Shares and the Company’s business which might be material for disclosure to a buyer of the Purchase Shares has been disclosed to the Investor in writing.

5.	Business Plan

5.1	The Business Plan has been diligently prepared by the Warrantors in good faith and each of the Warrantors believes that, as at the date of this Agreement, it represents a realistic plan in relation to the future progress, expansion and development of the Business.

5.2	The financial forecasts, projections or estimates contained in the Business Plan have been diligently prepared, are fair, valid and reasonable and have not been disproved in the light of any events or circumstances which have arisen subsequent to the preparation of the Business Plan up to the date of this Agreement.

5.3	The assumptions upon which the Business Plan has been prepared have been carefully considered and are believed to be reasonable, having regard to the information available and to the market conditions prevailing at the time of their preparation.

6.	Financial Statements

6.1	The Financial Statements:

6.1.1	have been prepared in accordance with accounting principles, standards and practices which are generally accepted in Australia and on the same basis and in accordance with the same accounting policies as the corresponding accounts for the preceding three financial years;

6.1.2	comply with the requirements of applicable law; and

6.1.3	give a true and fair view of the state of affairs of the Company as at the Financial Statements Date and of the profits and losses for the period concerned.

6.2	The accounting records of the Company are accurate, up to date, in its possession or under its control and properly completed in accordance with the applicable laws.

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7.	Events since the Financial Statements Date

Since the Financial Statements Date:

7.1	the Company has carried on its business in the ordinary course and so as to maintain the same as a going concern;

7.2	the Company has not (i) acquired or disposed of or agreed to acquire or dispose of any business or any material asset (other than trading stock in the ordinary course of the business carried on by it) or (ii) assumed or acquired any material liability outside the ordinary course of business (including a contingent liability);

7.3	the Company has not redeemed or purchased or agreed to redeem or purchase any of its share capital;

7.4	the Company has not borrowed monies (except in the ordinary course of the business carried on by it or from its bankers under agreed loan facilities) or as otherwise has been disclosed to the Investor;

7.5	there has been no Material Adverse Change in the financial or trading position or prospects of the Company; and

7.6	no Material Adverse Change has occurred in the assets and liabilities shown in the Financial Statements.

8.	Tax

8.1	The Company is only liable to pay Taxes in the jurisdictions in which the Company is incorporated and in Dubai. The Company is not liable to pay and has at no time incurred any liability to Tax chargeable under the laws of any jurisdiction other than the jurisdiction in which the Company is incorporated and in Dubai.

8.2	The Company has paid all Tax which it has become liable to pay and is not, and has not been, liable to pay any penalty, surcharge, fine or interest in connection with Tax.

8.3	The Company has correctly deducted or withheld all Tax which it has been obliged by applicable laws to deduct or withhold from amounts paid by it, and has properly accounted to the relevant Taxing Authority for all amounts of Tax so deducted or withheld.

8.4	The Company has filed all returns, provided all such information and maintained all such records as required to be filed or provided or maintained by it under Applicable Laws.

8.5	The Company is not involved in any dispute with any Taxing Authority in relation to Tax.

8.6	All acquisitions or disposals of assets by the Company and all supplies of services by and to the Company have occurred at arm’s length between unconnected persons and for a consideration in cash at market value.

8.7	The Company is registered for the purposes of the Goods and Services Tax Act of Australia (and has not at any time been treated as a member of a group of companies for such purpose). The Company has complied with all statutory provisions, regulations and notices relating to GST and has duly and punctually accounted for and/or paid ATO all amounts of GST which it ought to have so accounted for and/or paid.

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9.	Litigation

9.1	Neither the Company nor, so far as the Warrantors are aware, any person for whose acts and defaults it may be vicariously liable, is at present engaged whether as claimant, defendant or otherwise in any legal action, proceeding or arbitration which is either in progress or is threatened or, so far as the Warrantors are aware, is pending (other than as claimant in the collection of debts arising in the ordinary course of the business carried on by it none of which exceeds $10,000 and which do not exceed $10,000 in aggregate) or is being prosecuted for any criminal offence and no governmental, regulatory or official investigation or inquiry concerning the Company is threatened or in progress or so far as the Warrantors are aware pending.

9.2	There are no circumstances known to any of the Warrantors likely to lead to any such claim or legal action, proceeding or arbitration, prosecution, investigation or inquiry.

9.3	Neither the Company nor any of the Shareholders nor, so far as the Warrantors are aware, any person acting for or on behalf of the Company is being prosecuted for an offence, nor are they or have they been the subject of any investigation, or inquiry by, or on behalf of, any governmental, administrative or regulatory authority, in respect of any offence or alleged offence, under any applicable laws or regulations of any jurisdiction (including anti-corruption laws or regulations), and there are no circumstances known to any of the Warrantors likely to give rise to any such prosecution, investigation or inquiry.

10.	Intellectual Property

10.1	The operations of the Company and any products or services supplied by them do not use or infringe the rights of any person or infringe any right of privacy and the Warrantors are not aware of any claims in relation to the same.

10.2	All Intellectual Property, which is or is likely to be material to the business of the Company:

10.2.1	is (or in the case of applications will be) legally and beneficially owned and vested exclusively in the Company; or

10.2.2	is licensed to the Company by third parties by way of an agreement and/or licence which enable the Company to use the Intellectual Property as it requires in the ordinary course of its business,

and, in each case true, accurate and not misleading details of which have been disclosed to the Investor.

10.3	All Intellectual Property which is registered in the name of the Company, or in respect of which the Company has made application for registration, is:

10.3.1	valid and enforceable and not subject to any claims of opposition from any third party;

10.3.2	so far as the Warrantors are aware, not being (or has not been) infringed, misappropriated or used without permission by any other person; and

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10.3.3	not subject to any licence, estoppel or authority or similar right in favour of any other person.

10.4	Nothing has been done or omitted to be done whereby any of the Intellectual Property owned or used by the Company have ceased or might cease to be valid and enforceable or whereby any person is or will be able to seek cancellation, rectification or any other modification of any registration of any such Intellectual Property.

10.5	The Company has not granted and is not obliged to grant a licence, assignment or other right or Encumbrance in respect of any of the Intellectual Property (either owned or used by the Company) to any person.

10.6	No party to an agreement relating to the use: (a) by the Company of any Intellectual Property owned by another person; or (b) by a third party of any Intellectual Property owned by the Company and licensed to such third party, has at any time been, in breach of the agreement and so far as the Warrantors are aware no circumstances exist which would give rise to any breach of any such agreement or to any such agreement being terminated, suspended, varied or revoked without the Company’s consent (other than termination without cause upon notice in accordance with the terms of the agreement).

10.7	None of the Intellectual Property owned by the Company has been the subject of any opposition, invalidation, revocation or cancellation proceeding or any other proceeding concerning its validity, enforceability, or the Company’s title to such right. No such proceedings have been threatened. So far as the Warrantors are aware, no fact or circumstance exists which might give rise to a proceeding of that type.

10.8	So far as the Warrantors are aware, there has not been any infringement, misappropriation, misuse, violation or other unauthorised use by third parties of any of the Intellectual Property owned by the Company.

10.9	The Company has not knowingly disclosed or permitted to be disclosed to any person (other than to the Investors and to their agents, employees or professional advisers) any of its know-how, trade secrets, confidential information or lists of customers or suppliers.

10.10	The Company has in place adequate back-up, disaster recovery and other systems and procedures (details of which have been provided to the Investors) to enable its business to continue without Material Adverse Change in the event of a failure of the Computer System.

11.	Assets

11.1	Other than purchase money security interests granted in the normal course of business, each asset used by the Company is: (i) legally and beneficially owned solely by the Company free from any Encumbrance; (ii) not subject to any finance lease or hire purchase agreement or sale on deferred, credit or conditional terms; and (iii) where capable of possession, in the possession or under the control of the Company.

11.2	The Company owns or has the right to use each asset necessary for the effective operation of its business.

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11.3	All plant, machinery, vehicles and equipment owned, possessed or used by the Company are in good condition and working order, have been regularly and properly maintained and are in compliance with all applicable laws.

11.4	So far as the Warrantors are aware, the Company’s stock is of satisfactory quality and saleable in the ordinary course of its business.

12.	Related Party Agreements

12.1	Other than this Agreement and the Shareholders’ Agreement, there has not been, any agreement or arrangement (legally enforceable or not) between, on the one hand, the Company and, on the other hand, (i) the Shareholder, (ii) any of its affiliates, (iii) any shareholder, director or manager of the Company, the Shareholder or any of their affiliates, or (iv) any person connected with any of them (including immediate family members).

12.2	No Shareholder nor any person connected with a Shareholder owns any property used by the Company.

13.	Employment and Consultancy Arrangements

13.1	The Shareholders have disclosed to the Investor full details of all contracts of service or for services and other arrangements (including, without limitation, length of service, details of notice periods, confidentiality obligations, intellectual property rights and obligations and all remuneration) of all officers, employees, workers and consultants of the Company.

13.2	The Company is not involved in any dispute with any trade union or organisation representing the employees or a group of employees and there are no circumstances likely to give rise to any such dispute.

13.3	There are no agreements or arrangements (whether legally enforceable or not) in relation to which the Company has incurred, will incur or could incur any liability or responsibility for or in relation to the provision of any share incentive, share option, profit sharing, bonus or other incentive arrangements, or any pensions, allowances, lump sums gratuities or other like benefits on redundancy, retirement, withdrawal from service or on death or during periods of sickness or disablement or accident for or in respect of any director or former director, or employee or former employee, of the Company or any person who has at any time agreed to provide services to the Company or any dependants of any such persons and no proposals or announcements have been made about the introduction, continuance, variation of, or payment of any contribution towards any such agreements or arrangements.

13.4	There is no outstanding dispute or complaint in relation to the types of benefits described in paragraph 13.3 of this Schedule 4.

13.5	The Company has, in relation to its current and former employees, directors or workers, complied with all applicable laws and has no outstanding liabilities for termination of any such employment contracts or owe any other amounts to such persons other than remuneration accrued during the month in which this Agreement has been entered into.

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14.	Compliance with Law

14.1	The Company has conducted its business in all material respects in accordance with all applicable laws and all permits, authorities, licences and consents have been obtained and all conditions applicable thereto complied with and so far as the Warrantors are aware there are no circumstances which might lead to the suspension, alteration or cancellation of any such permits, authorities, licences or consents, nor is there any agreement which materially restricts the fields within which the Company may carry on its business.

14.2	No Shareholder has been disqualified from being a company director.

14.3	No person, not being a director of the Company, has any actual or ostensible authority, whether under a power of attorney, agency agreement or otherwise, to commit the Company to any obligation other than an obligation of a nature which is usual for it to incur in the ordinary course of its business.

14.4	The Company:

14.4.1	has complied with Data Protection Legislation;

14.4.2	has not received any notice, letter or complaint alleging a breach by it of any of the provisions of Data Protection Legislation or requesting information as to its data protection policies or practices and no circumstances exist which may give rise to any of the above;

14.4.3	has not awarded compensation to an individual under Data Protection Legislation, no claim for such compensation is outstanding and so far as the Warrantors are aware there is no reason to believe that any circumstances exist which might lead to any claim for compensation being made; and

14.4.4	is not the subject of any order or direction made against it under Data Protection Legislation, no application for such an order or direction is outstanding and, so far as the Warrantors are aware there is no reason to believe that any circumstances exist which might lead to any application for such an order or direction being made.

15.	Records

So far as the Warrantors are aware, the records (including computer records), statutory books, registers, minute books and books of account of the Company are duly entered up and maintained in accordance with all legal requirements applicable thereto and contain true, full and accurate records of all matters required to be dealt with therein and all such books and all records and documents (including documents of title) which are its property are in its possession or under its control.

16.	Insurance

The Shareholders have fairly disclosed to the Investor a summary of all insurance policies held by the Company. In respect of such insurances:

16.1	all premiums have been duly paid to date;

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16.2	all the policies are in full force and effect; and

16.3	there are no circumstances which would or might give rise to any claim and no insurance claim is outstanding.

17.	Agreements and Capital Commitments

17.1	The Company:

17.1.1	has no material capital commitments;

17.1.2	is not a party to any contract, arrangement or commitment (whether in respect of capital expenditure or otherwise) which is of an unusual and onerous ;

17.1.3	is not bound by any guarantee or contract of indemnity or suretyship under which any liability or contingent liability is outstanding;

17.1.4	has not entered into any agreement which requires or may require, or confers any right to require, the sale (whether for cash or otherwise) or the transfer by it of any asset;

17.1.5	is not a party to any joint venture, consortium, partnership, unincorporated association or profit sharing arrangement or agreement;

17.1.6	is not a party to nor does it enjoy the benefit of any agreement requiring registration or notification under or by virtue of any statute; or

17.1.7	is not in default of any agreement or arrangement to which it is a party.

17.2	The Company has not been and is not a party to any contract or arrangement binding upon it for the purchase or sale of property or the supply of goods or services at a price different to that reasonably obtainable on an arm’s length basis.

17.3	So far as the Warrantors are aware, no fact or circumstance exists which might invalidate or give rise to a ground for termination of any agreement, arrangement or obligation to which the Company is a party. No party with whom the Company has entered into any agreement, arrangement or obligation has given notice of its intention to terminate such agreement, arrangement or obligation.

17.4	Neither the Company nor any party with whom the Company has entered into any agreement, arrangement or obligation is in breach of such agreement, arrangement or obligation. So far as the Warrantors are aware, no fact or circumstance exists which might give rise to a breach of this type.

18.	Borrowings and Facilities

Full details of all limits on the Company’s bank overdraft facilities and all borrowings of the Company have been disclosed to the Investor and the Company is not in breach of any of such terms and none of such facilities or terms of borrowing will be terminated as a result of the entry into of this Agreement.

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Schedule 5 Investor Warranties

1.	Corporate

1.1	The Investor is duly incorporated and validly exists under the laws of its place of incorporation.

1.2	The Investor has taken all necessary action to authorise the execution, delivery and performance of this Agreement in accordance with its terms, and all board, officeholder, company, shareholder and member approvals required under its constitution or other constituent documents and under any applicable law have been obtained to enable the Investor’s execution, delivery and performance of this agreement in accordance with its terms.

1.3	The Investor has full power and lawful authority to enter into and perform its obligations under this agreement and can do so without the consent of any other person.

1.4	The Investor enters into and performs this Agreement on its own account and not as trustee for or nominee of any other person.

1.5	This Agreement constitutes a legal, valid and binding obligation of the Investor enforceable in accordance with its terms.

1.6	The execution, delivery and performance by the Investor of this Agreement:

1.6.1	complies with each law, regulation, authorisation, ruling, judgment, order or decree of any government agency, the constitution or other constituent documents of the Investor and any Security Interest which is binding on the Investor; and

1.6.2	does not and will not (with or without the lapse of time, the giving of notice or both) contravene, conflict with or result in a breach of or default under:

(i)	any provision of the Investor’s constitution or other constituent documents;

(ii)	any undertaking, security arrangement (including any Security Interest), agreement or deed by which it is bound; or

(iii)	any writ, order or injunction, judgment or law to which it is a party or is subject or by which it is bound;

1.7	There are no actions, claims, proceedings or investigations which are current, or pending or threatened by written notice against the Investor or, to its knowledge by, against or before any person which may have a material effect on the sale and purchase of the Purchase Shares in accordance with this Agreement.

1.8	No approval from any government agency is required to be obtained by the Investor or any related party of the Investor in order for the Investor to perform its obligations under this Agreement and no regulatory action of any nature has been taken that would prevent or restrict the Investor’s ability to perform its obligations under this Agreement.

2.	Solvency

2.1	The Investor is not subject to an Insolvency Event.

2.2	There are no facts, matters or circumstances which could reasonably be expected to give rise to an Insolvency Event in respect of the Investor.

2.3	The Investor is, and will on all relevant payment dates under this Agreement be, able to pay to the Shareholders in immediately available funds those components of the Purchase Consideration that are required by this Agreement to be paid to the Shareholders.

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Schedule 6 The Properties

None

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Schedule 7 Tembo e-LV BV

Pursuant to the Investor rights granted under this agreement, Tembo e-LV BV appoints the following individuals to serves as their appointees for the Board of Directors

Name	Position
To be advised by the Investor prior to Initial Purchase Completion	Chairman
To be advised by the Investor prior to Initial Purchase Completion	Director
To be advised by the Investor prior to Initial Purchase Completion	Director

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Schedule 8 Schedule of Purchase Consideration

Interpretation

This Schedule 8 should be read in conjunction with the attached Spreadsheet. For the avoidance of doubt the absolute cap of all Purchase Consideration for the Purchase Shares shall be [***] (plus an amount equal to the accrued capitalised interest under the Convertible Note Deed and plus the payment for Net Working Capital made under this Schedule 8).

In this Schedule 8, “Maintainable EBIT” means earnings before interest and tax, adjusted to remove unusual, non-recurring, abnormal or extraordinary revenue and expense items and include additional revenue and expense items that would ordinarily be derived in the true operational activities of the Company.

Performance Based Payment #3, the Subsequent Selldown Amount and the Final Selldown Amount are to be calculated, if the Company is:

(a)	required by the auditor of the Investor’s or its ultimate parent company to conduct a PCAOB- compliant audit, in accordance with PCAOB standards (and where there is no applicable standard, in accordance with the past practice of the Company); or

(b)	not required by the auditor of the Investor’s or its ultimate parent company to conduct a PCAOB- compliant audit, in accordance with Australian accounting standards (and where there is no applicable standard, in accordance with the past practice of the Company).

Purchase Consideration

Purchase Consideration	Timing	Amount
Upfront Fee	On the Initial Purchase Completion Date	[***]
Performance Based Payment # 1	On the Initial Purchase Completion Date	[***]
Performance Based Payment # 2	On the Initial Purchase Completion Date	[***]
Performance Based Payment # 3	On the Subsequent Selldown Completion Date	See language below
Subsequent Selldown	On the Subsequent Selldown Completion Date	An amount equal to [***] the Fiscal Year Ended [***] Maintainable EBIT up to an amount of [***], plus net cash of [***], multiplied by 12.5%
Final Selldown	On the Final Selldown Completion Date	An amount equal to [***] the Fiscal Year Ended [***] Maintainable EBIT up to an amount of [***], plus net cash of [***], multiplied by 12.5%

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Performance Based Payment # 3

[***]

Subject to a maximum of [***] Whereby:

●	FY2026 Maintainable EBIT is the actual resulting Maintainable EBIT for Fiscal Year Ended [***]

●	Net debt is based on the Debt Amount in Schedule 9 (Adjustment Statement)

[***]

Payment for Net Working Capital

Prior to the Initial Purchase Completion Date, the Parties shall carry out an audit of the inventory, accounts receivable, prepayments to suppliers, accounts payable, prepayments from customers, employee annual leave, and employee long service leave being held by the Company (collectively “Net Working Capital”) as at [***].

On the Initial Purchase Completion Date, the Investor shall pay an amount of [***] (being [***] towards Inventory and [***] towards accounts receivable) (“Initial Working Capital Payment”) to the Shareholders in accordance with clause 2.3.1(ii).

On the later of [***] or 5 Business Days after Initial Purchase Completion, the Investor shall pay the balance of Net Working Capital (being Net Working Capital less [***] (“Subsequent Working Capital Payment”) to the Shareholders in accordance with clause 2.3.3. The cost of any inventory held by the Company on [***] (“Inventory”) not sold at the Final Selldown Completion Date will be deducted from the Final Selldown Amount, including if any Inventory was sold at below cost then the difference between the price obtained and the cost of the Inventory will be deducted from the Final Selldown Amount. In addition, any accounts receivable not collected will be deducted from the Final Selldown Amount.

WORKING CAPITAL ASSETS AS AT [***]
		$	Total
Inventory		[***]
Accounts Receivable		[***]
Prepayments to Suppliers		[***]
Working Capital Assets Amount	A	[***]
WORKING CAPITAL LIABILITIES AS AT [***]
		$	Total
Accounts Payable		[***]
Prepayments by Customers		[***]
Employee Annual Leave - Less Tax Effect (30%)		[***]

Employee Long Service Leave - Less [***] Tax Effect (30%)

Working Capital Liabilities Amount	B	[***]
Net Working Capital	A + B	[***]

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Schedule 9 Adjustment Statement

Item 1 Preparation of the Adjustment Statement

In this Schedule 9:

“Adjustment Statement” means a statement prepared and agreed or determined in accordance with this Schedule 9 in the form of the Pro-Forma Adjustment Statement;

“Calculation Statement” means:

(a)	the Adjustment Statement;

(b)	the calculation of Net Working Capital;

(c)	the calculation of Performance Based Payment #3;

(d)	the calculation of the Subsequent Selldown Amount; or

(e)	the calculation of the Final Selldown Amount,

as the context requires.

“Calculation Amount” means:

(a)	Adjustment Amount;

(b)	Net Working Capital;

(c)	Performance Based Payment #3;

(d)	Subsequent Selldown Amount; or

(e)	Final Selldown Amount,

as the context requires.

“Cash Amount” means, as at 11:59pm on [***]:

(a)	all cash and cash equivalents of the Company, including petty cash/cash on hand and all interest accrued on such amounts, on hand or credited to an account with a bank or other financial institution, less any overdrafts;

(b)	any amount of cash, cash equivalents and deposits (including rental bonds, to the extent that such rental bonds can be replaced with bank guarantees or other non-cash guarantees following the Initial Purchase Completion) of the Company which are not immediately available for general use;

(c)	any carry forward tax losses related to the Company; and

(d)	the outstanding amount of all receivables.

“Debt Amount” means, as at 11:59pm on [***], the sum of the line items designated as “Debt” in the Pro-Forma Accounts (noting that the numbers set out the Pro-Forma Adjustment Statement are indicative numbers only) as determined in accordance with this Schedule 9 (and which amount may be positive, negative or zero).

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“Excess Employee Entitlements” means, as at 11:59pm on [***], the aggregate amount of all monetary liabilities or indebtedness in respect of:

(a)	all outstanding annual leave in excess of 20 days for each full time employee of the Company (pro rata for part time employees); and

(b)	the amount equal to 50% of all long service leave entitlements of all employees of the Company that have at least seven years continuous service with the Company at [***],

on a tax effected basis (using a 30% tax rate);

“Expert” means an accountant practicing in Victoria, Australia agreed by the Investor and the Shareholders or as nominated, at the request of either the Investor or the Shareholders, by the Resolution Institute who must:

(a)	have appropriate experience and expertise;

(b)	be suitably qualified having regard to the nature of the matter to be determined;

(c)	have no interest or duty which conflicts or may conflict with their function as an independent accountant.

“Tax Liability” means the Shareholders’ good faith estimate of the tax liability of the Company for the financial year in which the Initial Purchase Completion occurs, for the period up to the Initial Purchase Completion Date;

“Pro-Forma Accounts” means the form of the accounts set out in Item 2 of this Schedule 9 (noting that the numbers set out the Pro-Forma Accounts are indicative numbers only);

“Pro-Forma Adjustment Statement” means the form of the adjustment statement set out in Item 3 of this Schedule 9 (noting that the numbers set out the Pro-Forma Adjustment Statement are indicative numbers only);

Item 2 Pro-Foma Accounts

CASH
		$	Total
Cash on Hand	Cash	-
Cash at Bank - [***]	Cash	[***]
Cash at Bank - US dollar	Cash	[***]
Cash mgmt. - [***]	Cash	[***]
Term Deposit - [***]	Cash	[***]
Security Deposit - [***]	Cash	[***]
Square acc	Cash	[***]
Cash mgmt - [***]	Cash	[***]
[***]	Cash	[***]
Cash Amount		[***]
DEBT
		$	Total
Loans - [***]	Debt	[***]
Excess Employee Entitlements- Less Tax Effect (30%)	Debt	[***]
Tax Liability	Debt	[***]
Credit Card - VISA	Debt	[***]
Credit Card - AMEX	Debt	[***]
BAS Oct to Dec Estimate Does not include PAYG income tax instalment	Debt	[***]
Debt Amount		[***]

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Item 3 Pro-Forma Adjustment Statement

Item		Amount (A$) (Negative values shown in brackets)
Cash Amount	A	[***]
Debt Amount	B	[***]
ADJUSTMENT AMOUNT	A+B	[***]

Item	Amount (A$) (Negative values shown in brackets)
*Refer note

*Note: If the Adjustment Amount, being the aggregate of the Debt Amount and Cash Amount taking into account their positive and negative values in the table above is:

(a)	positive, it is to be paid by the Investor to the Shareholders;

(b)	negative, its absolute value is to be paid by the Shareholders to the Investor; and

(c)	zero, no payment will be made by the Investor or the Shareholders in respect of it.

Item 4 Preparation of Calculation Statements

(a)	The Shareholders must as soon as reasonably possible after:

i)	the Initial Purchase Completion Date (and in any event, within 30 Business Days after that date) prepare and deliver to the Investor a draft of the Adjustment Statement and its calculation of Net Working Capital;

ii)	the later of [***] or 5 Business Days Initial Purchase Completion, prepare and deliver to the Investor its calculation of the Performance Based Payment #3 and the Subsequent Selldown Amount;

iii)	[***], prepare and deliver to the Investor its calculation of the Final Selldown Amount.

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(b)	The Investor must, within 20 Business Days of its receipt of a Calculation Statement, provide the Shareholders with a notice stating that it:

i)	agrees with the draft Calculation Statement; or

ii)	disputes all or part of the draft Calculation Statement, and such notice must also set out:

(1)	details of each of the matters in respect of which it disagrees with the draft Calculation Statement (Disputed Calculation Matters);

(2)	its proposed changes to the draft Calculation Statement in respect of the Disputed Calculation Matters; and

(3)	its opinion of what the Calculation Amount should be, including where applicable, a breakdown for each of the components which make up the Calculation Amount, (Investor’s Calculation Notice).

(c)	If the Investor:

i)	states in the Investor’s Calculation Notice that it agrees with the draft Calculation Statement; or

ii)	does not deliver the Investor’s Calculation Notice within the period set out in Item 4 (b) of this Schedule 9,

then the draft Calculation Statement will be deemed to be the final Calculation Statement and the Shareholders’ calculation of the Calculation Amount will be conclusive, final and binding on the parties (except in the case of fraud or manifest error).

(d)	If:

i)	the Investor does not agree with the draft Calculation Statement; and

ii)	the Investor’s Calculation Notice is delivered within the period set out in Item 4 (b) of this Schedule 9,

then the Investor and the Shareholders must enter into good faith negotiations and use all reasonable endeavours to agree the Disputed Calculation Matters.

(e)	If the Shareholders and the Investor cannot agree on all of the Disputed Calculation Matters within 20 Business Days after delivery of the Investor’s Calculation Notice (or such longer period as the Investor and the Shareholders agree), then the unresolved Disputed Calculation Matters must be referred for resolution to an Expert as soon as possible.

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Item 5 Expert determination

(a)	The Expert must be instructed to deliver to the Investor and Shareholders, within the shortest practicable time, a report (the Expert’s Report) which:

i)	sets out the Expert’s determination of the unresolved Disputed Calculation Matters, including the Calculation Amount, and where applicable, provides a breakdown for each of the components which make up the Calculation Amount;

ii)	contains the final Calculation Statement; and

iii)	allocates the Expert’s costs in accordance with Item 5(g) of this Schedule 9.

(b)	Each Party must co-operate with the Expert and must give the Expert reasonable access to books, correspondence, accounts or other business records relating to the Company in that Party’s possession or control, that the Expert may reasonably require for the purpose of making their determination.

(c)	The Parties will be entitled to make submissions to the Expert, including oral submissions.

(d)	Each Party must provide the other parties with a copy of all information provided and submissions made to the Expert.

(e)	The Expert will act as an expert, not as an arbitrator, in determining the unresolved Disputed Calculation Matters and may base its decision on the information provided and submissions made to it (to the extent that it considers it appropriate).

(f)	The:

i)	Expert’s determination of the unresolved Disputed Calculation Matters, including the Calculation Amount;

ii)	final Calculation Statement; and

iii)	allocation of the Expert’s costs,

set out in the Expert’s Report will be final, conclusive and binding on the Parties (except in the case of fraud or manifest error).

(g)	Each Party must bear its own costs in complying with this Schedule 9 and the cost of any Expert appointed must be paid:

i)	as the Expert determines, taking into account the merits of each Party’s case, or

ii)	in the absence of such a determination:

(1)	50% of the costs of the Expert must be paid by the Shareholders; and

(2)	50% of the costs of the Expert must be paid by the Investor.

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This Agreement has been executed on the date shown on the first page.

The Company

Executed by EnduroCo Pty Ltd ([***]) in accordance with section 127 of the Corporations Act 2001 (Cth)

Director Director
Name: [***] Name: [***]

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Investor
Signed by [***]
for and on behalf of Tembo e-LV BV

Director
Name: [***]

in the presence of:

Witness
Name: [***]

43

Signed by [***] in his personal capacity and as trustee for [***]

[***]

in the presence of:

Witness
Name:

Executed by [***] ([***]) in its personal capacity and as trustee for [***] in accordance with section 127 of the Corporations Act 2001 (Cth)

Director Director
[***] [***]

44